Exhibit 10.1

DATED  MAY 27,2005

LITTLEWOODS PROMOTIONS LIMITED

AND

ZONE4PLAY, INC.

INTERACTIVE APPLICATIONS AGREEMENT

CONTENTS

1.	Definitions	2
2.	The Parties’ Obligations for Providing the Applications	3
3.	Grant of License for Distributing Applications	4
4.	Trademark License	5
5.	Service Level Agreement	6
6.	Royalty/Revenue-Sharing Payments	6
7.	Promotion, Publicity and Press Releases	6
8.	Representations and Warranties	7
9.	Confidentiality	7
10.	Term and Termination	8
11.	Intellectual Property Rights	9
12.	Relationship of the Parties	9
13.	Zone4Play Indemnification and Insurance	10
14.	Limitations of Liability	10
15.	Littlewoods Indemnification	10
16.	Dispute Resolution	10
17.	No Exclusivity	11
18.	Entire Agreement and Amendments	11
19.	Assignment	11
20.	Force Majeure	12
21.	Severability	12
22.	Governing Law	12
23.	Notices	12
24.	Expenses	13
25.	Construction	13
26.	Titles, Headings and Subheadings	13
27.	Counterparts	13
28.	Authority and Binding Effect	13
29.	No Waiver	13
30.	Third Party Rights	13

THIS AGREEMENT is made the 27th day of May 2005

BETWEEN:

1.

LITTLEWOODS PROMOTIONS LIMITED, a company incorporated under the laws of England and Wales (registered number 00545018) whose registered office is located at Sportech House, No.2 Enterprise Way, Wavertree Technology Park, Liverpool L13 1FB ("Littlewoods"); and

2.	ZONE4PLAY, INC. a company incorporated under the laws of the state of Delaware, USA having its registered offices at 103 Faulk Rd. Suite 202, Wilmington, Delaware, USA (“Zone4Play”);

(each, a “Party” and together, the “Parties”).

WHEREAS, Littlewoods is a provider of interactive games and other content (including without limitation games and content for the interactive games service known as 'Littlewoods Game On' provided on the ITV Channels in the United Kingdom) and is licensed under a bookmakers' permit to provide online and interactive fixed odds betting opportunities in connection with such interactive games;

WHEREAS, Zone4Play is the owner of all rights, title, and interests in and to one or more client and/or client-server software applications compatible with mobile wireless platform, Internet platforms and interactive digital TV platforms;

WHEREAS, Littlewoods desires to license certain software applications from Zone4play on a non-exclusive basis for distribution by UK service providers using one or more of the platforms to Customers (as herein defined);

WHEREAS, Zone4Play desires to grant such a license to Littlewoods and authorize Littlewoods as a non-exclusive distributor of Zone4Play software applications;

WHEREAS, Zone4Play has agreed to serve, host and maintain the said software applications on behalf of Littlewoods; and

WHEREAS, Littlewoods shall provide for the purpose hereof, customer support, e-wallet services and infrastructure (without prejudice to Zone4Play's obligation to provide the Zone4Play Services - including hosting the Applications as specified for each Application in the Appendices of this Agreement) to Littlewoods Game On as further discussed herein.

NOW THEREFORE, in consideration of the foregoing premises, and mutual covenants, promises and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, with the intention to be legally bound hereby, the Parties agree as follows:

1.	Definitions
In this Agreement:
1.1

"Acceptance Testing" shall mean the tests on the Applications (devised by Littlewoods and/or an Operator) to be carried out in order to establish (to Littlewoods' reasonable satisfaction) that the Applications meet the Technical Criteria;

1.2

"Application" shall mean, subject to Clause 2.1, software applications that enable Customers to play the games specified in Appendices A, B, and C, that are owned by Zone4Play or for which Zone4Play otherwise holds sufficient rights to grant the licenses set forth herein;

1.3

"Associate" shall mean in relation to a Party any entity that is a subsidiary or a holding company of such Party or any subsidiary of such holding company (whether direct or indirect), and the expressions "subsidiary" and "holding company" shall have the meanings ascribed thereto by section 736 of the Companies Act 1985;

1.4	"Customer" shall mean any person that is entitled to receive and view the television services (whether interactive or linear) of any Operator;
1.5	"During All Hours" shall mean twenty four (24) hours per day, three hundred and sixty five (365) days per year and including 29 February in leap years;
1.6	"Effective Date" shall mean the date on which this Agreement is signed by both of the Parties;
1.7	"Gross Win" the total amount of money collected by Littlewoods from Customers in consideration of Customers' use of the Applications, less winnings and chargebacks;
1.8

"Intellectual Property Rights" shall mean all inventions, rights in designs, patents, copyright, trade marks, service marks, database rights, trade names, domain names and all other intellectual property rights and other rights and forms of protection of a similar nature or effect which may subsist anywhere in the world for the full term of such rights and any extensions or renewals thereof subsisting prior to, at or after the Effective Date (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights as registered rights, anywhere in the world);

1.9	"Launch Date" means the date on which the first Application is made available to Customers by Littlewoods;
1.10

"Littlewoods Services" shall mean customer support, infrastructure and e-wallet services to be provided by or procured by Littlewoods in connection with the use which is made by the Customers of the Applications;

1.11

"Littlewoods Trademarks" shall mean any trademarks, service marks, design marks, symbols, logos and/or other indicia of source owned or used under license by Littlewoods, and all goodwill associated therewith;

1.12	"Net Revenue" has the meaning set out in Appendix D;

1.13

"Operator" any person or entity with whom Littlewoods or any of its Associates has an agreement for Littlewoods or its Associate to produce and/or provide interactive games or applications and any platform provider or multiplex or cable operator transmitting the said content (and the term "Operator" shall include ITV Network Limited, Sky Subscriber Services Limited and Sky Interactive Limited), for their broadcasting in the United Kingdom;

1.14	"Revenue Share" shall mean the share of Net Revenue to be paid by Littlewoods to Zone4Play and to be calculated in accordance with Appendices A, B and C;
1.15	"STBs" has the meaning given in Clause 8.1;
1.16	"Term" the period of time commencing on the Effective Date and ending on the expiry or termination of this Agreement;
1.17	"Technical Criteria" shall mean all the technical requirements that an Operator shall make in respect of interactive applications;
1.18	"Zone4Play Services" shall mean the serving, hosting and maintenance services set out in Appendix E; and
1.19

"Zone4Play Trademarks" shall mean any trademarks, service marks, design marks, symbols, logos and/or other indicia of source owned or used under license by Zone4Play, and all goodwill associated therewith.

2.	The Parties’ Obligations for Providing the Applications.
2.1

Zone4Play shall develop the Applications in accordance with a specification and a timetable (the “Timetable”) each of which shall be negotiated in good faith between the Parties. Zone4Play shall customize the look and feel of the Applications exclusively for Littlewoods using such of the Littlewoods Trademarks and such other materials (together, the “Littlewoods Materials”) as shall be notified by Littlewoods to Zone4Play from time to time (such customization by Zone4Play being referred to in this Agreement as the “Customization Work”). Littlewoods shall have a right of approval in its sole discretion over the final form of the Applications following completion of the Customization Work (and, unless the context otherwise requires, references in this Agreement to the “Applications” shall be deemed to be references to the Applications following completion of the Customization Work to Littlewoods' satisfaction under this Clause).

2.2

Zone4Play shall ensure that the Applications comply in all respects with the Technical Criteria, and Zone4Play shall integrate the Applications and the Littlewoods Services with each other and with the technical infrastructure used by the Operators according to any Operators' Technical Criteria in order to make the Applications available for access and use by Customers. Littlewoods and/or Zone4Play and/or any relevant Operator (as necessary in each case) shall carry out Acceptance Tests on the Applications (unless both of the Parties and the relevant Operator all agree that such Acceptance Tests are not required in respect of SMS games). If in Littlewoods' reasonable opinion an Application meets the Technical Criteria then Littlewoods shall inform Zone4Play in writing that it has accepted such Application. Acceptance by Littlewoods after Acceptance Testing shall be deemed completion and fulfilment of Zone4Play's obligation to meet the Technical Criteria, but this shall be subject to and entirely without prejudice to the representation and warranty provided by Zone4Play at Clause 8.1(v) and the indemnity at Clause 13.1, both of which provisions shall continue in full force and effect at all times during and after this Agreement.

2.3

For the avoidance of doubt, Littlewoods shall at all times retain the sole and absolute discretion as to whether it shall or shall not distribute any Application via any Operator(s) to any Customer(s) from time-to-time and nothing herein shall be construed as an obligation upon Littlewoods actually to launch the Applications or any of them, or, once launched/if launched, to maintain them in live usage. The only Application that Littlewoods will be obliged to launch (subject to Clause 2.4) will be multi-player poker (as referred to in Appendix B), which (subject to Clause 2.4) shall remain accessible for a period of no less than three (3) months from ITV1 via a Littlewoods or Littlewoods branded menu subject to Clause 2.4. Littlewoods further confirms that it will use its reasonable endeavours to ensure that ITV launches the Applications in Appendix C however Littlewoods' failure to do so will not create any liability whatsoever on the part of Littlewoods. For the purpose of clarification, notwithstanding any undertaking contained herein, Zone4Play shall not in any way be obliged to provide Littlewoods and/or any Operator with any Application other than multi-player poker as specified in Appendix B unless, the Parties have agreed on the Timetable and launch date for such Applications.

2.4

For the avoidance of doubt, Littlewoods shall have no obligation to launch multi-player poker, to make multi-player poker available on the services of any Operator, or available to Customers, nor shall Littlewoods be obliged to continue to make multi-player poker available (if it has been launched) if Littlewoods has for any reason not been granted the right to launch and make multi-player poker available as described in Clause 2.3 by all relevant parties, or if such right has been withdrawn from Littlewoods.

2.5	Zone4Play will provide the reports and materials to Littlewoods with the frequency set against the relevant item in the tables further detailed in section 2 of Appendix A.
2.6	Littlewoods shall be solely responsible for providing the Littlewoods Services and for procuring the availability of the necessary testing environment.
2.7	Littlewoods will track the activity and transactions generated from the provision of the Applications to the Customers, and will report such activity to Zone4Play in accordance with Clause 6 below.
2.8

Notwithstanding anything to the contrary in this Agreement, unless and until the Parties have (as set out in Clause 13.2) agreed in writing, the limitation on Zone4Play's liability for any loss, damage, costs, expenses or other liability arising directly or indirectly from Zone4Play's breach of Clauses 8.1(v)(a) and 8.1(v)(b), neither party shall have any obligation to distribute, use, deploy, configure or make available to any party (including any Operator or Customer), any of the ITV Fixed Odds Games (as set out in Appendix A) or the Multiplayer Games (as set out in Appendix B).

3.	Grant of License for Distributing Applications.
3.1

Zone4Play hereby grants to Littlewoods, during the Term, a non exclusive license and right to distribute, promote, and sub-license the Applications and to make the Applications available for access and use by Customers and to deploy on and/or incorporate the Applications within or in conjunction with the services of any Operator PROVIDED THAT such right to sub-license the Applications is subject to the terms of this Agreement and does not in any way confer on Littlewoods any ownership right in the Applications other than the Customisation Work. Zone4Play shall be entitled to grant rights to any third party only in respect of Applications as they stood prior to the Customisation Work having been carried out on them and Zone4Play may not use itself nor permit or authorise any third party to use any Customisation Work.

3.2

Littlewoods hereby grants to Zone4Play, during the Term, a limited, non-exclusive, non-transferable license to use the Littlewoods Materials solely to the extent necessary for Zone4Play to perform its undertakings under this Agreement including the Customisation Work pursuant to Clause 2.1.

4.	Trademark License.
4.1

Zone4Play grants to Littlewoods, during the Term, a worldwide, non-exclusive, royalty-free license to use the Zone4Play Trademarks in online, print or any other media for the purposes of promoting, selling, licensing, and distributing the Applications to Operators and Customers.

4.2

Littlewoods acknowledges that all right, title and interest in and to the Zone4Play Trademarks, including all goodwill related thereto, are and shall remain owned solely and exclusively by Zone4Play and that all usage of the Zone4Play Trademarks by or on behalf of Littlewoods shall inure to the benefit of Zone4Play.

4.3

Littlewoods agrees to comply with any and all usage guidelines provided by Zone4Play to Littlewoods with respect to the Zone4Play Trademarks, and shall supply, upon Zone4Play’s written request, specimens of all advertising, marketing and/or promotional materials in which a Zone4Play Trademark appears to Zone4Play for inspection and approval, which approval shall not be unreasonably withheld, delayed or made conditional.

4.4

If Zone4Play has not indicated its approval or rejection of such specimens within seven (7) business days after receiving such specimens, such specimens shall be deemed approved by Zone4Play. Zone4Play agrees to provide Littlewoods a copy of its current trademark usage guidelines promptly upon execution of this Agreement.

4.5

Zone4Play acknowledges that all right, title and interest in and to the Littlewoods Materials (including without limitation the Littlewoods Trademarks), including all goodwill related thereto, are and shall remain owned solely and exclusively by Littlewoods and that all usage of the Littlewoods Trademarks by or on behalf of Zone4Play shall inure to the benefit of Littlewoods. Zone4Play agrees to comply with any and all usage guidelines provided by Littlewoods to Zone4Play with respect to its use of the Littlewoods Trademarks in the provision of the Customisation Work.

4.6

Zone4Play agrees to comply with any and all usage guidelines provided by Littlewoods to Zone4Play with respect to the Littlewoods Trademarks, and shall supply, upon Littlewoods' written request, specimens of all advertising, marketing and/or promotional materials in which Littlewoods Trademarks appear, to Littlewoods for inspection and approval, which approval shall not be unreasonably withheld, delayed or made conditional.

5.	Service Level Agreement.

Zone4Play shall provide the Zone4Play Services to Littlewoods in accordance with the Service Level Agreement attached at Appendix E.

6.	Royalty/Revenue-Sharing Payments.
6.1	Revenues arising from the provision of the Applications shall be shared between the Parties in accordance with Appendices A, B or C as appropriate to the type of Application.
6.2

In accordance with Littlewoods' accounting calendar (details of which Littlewoods shall provide to Zone4Play on Zone4Play's request). Littlewoods shall send Zone4Play a report detailing the Net Revenue received from the Applications during the previous Littlewoods accounting cycle, and the Revenue Share due to Zone4Play in respect of that previous Littlewoods accounting cycle.

6.3

Zone4Play shall invoice Littlewoods accordingly for the Revenue Share and Littlewoods shall pay such invoice by the end of the next four (4) or five (5) weekly cycle in Littlewoods' accounting calendar. Strictly subject to any obligation of confidentiality owned by Littlewoods or its Associates to any Operators, Zone4Play shall have the right, at its cost, to audit Littlewoods' books and accounts during the Term in relation to the Net Revenue upon reasonable notice to Littlewoods but not more than once in any twelve (12) month period during the Term.

6.4

The Revenue Share shall be paid to Zone4Play on the basis that no VAT is payable on the Net Revenue or the Revenue Share. However if subsequently the Parties discover that VAT is payable on the Net Revenue and/or the Revenue Share then the Revenue Share due to Zone4Play and the Net Revenue due to Littlewoods shall be adjusted by the parties such that the VAT shall be shared by both parties in the same proportion as the parties share Net Revenue pursuant to Appendix D.

7.	Promotion, Publicity and Press Releases.

No Party shall publicize the terms or the existence of this Agreement to any third party without prior written consent from the other Party after their review and approval of the form and content of any publicity release or other press announcement. Zone4Play shall not imply or state to any person or entity that it is sponsored by, funded by, or in any way associated with Littlewoods other than as authorized by Littlewoods pursuant to this Agreement. Similarly, Littlewoods shall not imply or state to any person or entity that it is sponsored by, funded by, or in any way associated with Zone4Play other than as authorized by Zone4Play pursuant to this Agreement. This Clause 7 shall not apply to official filing of reports that either Party is mandatorily required or compelled to submit to regulatory or governmental bodies or authority as a public company, nor shall this Clause 7 in any way prevent Littlewoods from informing any Operator of the existence of this Agreement.

8.	Representations and Warranties.
8.1	By Zone4Play.

Zone4Play hereby represents, warrants and undertakes to Littlewoods and its Associates that: (i) Zone4Play has the power and authority to enter into and perform its obligations according to the terms of this Agreement; (ii) Zone4Play has no restrictions that would impair its ability to perform its obligations and grant all rights contemplated by this Agreement; (iii) Zone4Play has not and will not enter into any agreement that is inconsistent with its obligations hereunder; (iv) Zone4Play is the owner or has obtained and currently holds valid and sufficient rights, including rights in third party Intellectual Property Rights, to license the rights granted to Littlewoods herein and Littlewoods’ use and exploitation (and any Customer’s and/or Operator’s use and/or exploitation) of the Applications in the manner agreed to by this Agreement shall not infringe the Intellectual Property Rights or other rights of a third party; (v) all Applications will comply in all respects with the Technical Criteria and none of the Applications shall directly or indirectly: (a) write or seek to write to the flash memory, the NVRAM or system memory of any or all of the set-top boxes of Sky Subscriber Services Limited ("STBs"), or (b) have a material adverse effect on the operation of any STB (including for the avoidance of doubt on the viewing of any broadcast services or the use of interactive TV services via such STB); (vi) Zone4Play is the exclusive legal and beneficial owner of, or a properly authorised licensee of all Intellectual Property rights in the Zone4Play Trademarks; (vii) the Applications do not infringe any applicable law or regulation and (for fixed odds Applications) are in accordance with Sky Subscriber Services Limited’s policy on fixed odds applications.

8.2	By Littlewoods.

Littlewoods hereby represents, warrants and undertakes to Zone4Play that it: (i) has the power and authority to enter into and perform its obligations according to the terms of this Agreement; (ii) has no restrictions that would impair its ability to perform its obligations as contemplated by this Agreement; and (iii) has not and will not enter into any agreement that is inconsistent with its obligations hereunder; (iv) Littlewoods and/or its Associates are the exclusive legal and beneficial owner(s) of, or a properly authorised licensee(s) of all Intellectual Property rights in the Littlewoods Trademarks.

8.3	Disclaimer.

EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE FOREGOING WARRANTIES ARE THE ONLY WARRANTIES GIVEN BY EACH PARTY AND ALL OTHER WARRANTIES OR CONDITIONS, WHETHER EXPRESS OR IMPLIED BY STATUTE OR OTHERWISE, ARE SPECIFICALLY EXCLUDED BY THE PARTIES, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.	Confidentiality.
9.1

The Parties agree that during the Term there may be a need to exchange certain confidential or proprietary information. In this Agreement, “Confidential Information” shall be defined as the terms of this Agreement and any confidential, trade secret, or other proprietary information disclosed by any Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) under this Agreement. Confidential Information shall not include information that (i) is public knowledge at the time of disclosure, (ii) was known by the Receiving Party before disclosure by the Disclosing Party, or becomes public knowledge or otherwise known to the Receiving Party after such disclosure, other than by breach of the confidentiality obligations of this Agreement, or (iii) is independently developed by the Receiving Party by persons without access to Confidential Information of the Disclosing Party.

9.2

The Receiving Party shall during the Term and following expiry or termination of this Agreement limit disclosure of Confidential Information to such of its Associates, employees and agents who have a strict need to know such information in the performance of the Receiving Party’s duties hereunder, and shall not disclose the Confidential Information to any third party other than its professional and legal advisers (or in the case of Littlewoods to such Operators who have the need to know the same).

9.3

The Receiving Party shall take appropriate action, by instruction, agreement, or otherwise, with any persons permitted access to the Disclosing Party’s Confidential Information in accordance with Clause 9.2 so as to assure that they will hold such items in confidence. All Receiving Party personnel who receive or use the Confidential Information of the Disclosing Party shall, before receipt or use of such information, be informed of the Receiving Party’s obligations under this Agreement.

9.4

The Receiving Party agrees to return to the Disclosing Party, upon expiry or termination of this Agreement, the Disclosing Party’s Confidential Information and any and all copies and derivatives thereof, or to certify the destruction of the same upon the request of the Disclosing Party.

9.5

The Parties agree that any breach of the confidentiality obligations of this Clause 9 may result in irreparable harm to the Disclosing Party for which damages would be an inadequate remedy and therefore, in addition to its rights and remedies otherwise available at law, the Disclosing Party shall be entitled to seek equitable relief, including injunction, in the event of such breach.

10.	Term and Termination.
10.1

Term. Unless otherwise terminated in accordance with its terms, the term of this Agreement shall begin on the Effective Date and shall continue for an initial period of five (5) years from the Launch Date unless specified otherwise in Appendices A, B or C ("Initial Term"). Either Party may extend this Agreement for an additional one (1) year by giving the other Party at least ninety (90) calendar days prior written notice of its intention to renew this Agreement.

10.2

Any Party (the "first party") shall be entitled to terminate this Agreement forthwith on written notice and/or to require payment of any amounts due under this Agreement (without prejudice to its other rights and remedies) in the event that the other Party:

10.2.1

commits a material breach of the terms of this Agreement and, having received from the first party written notice of such breach stating the intention to terminate the Agreement if not remedied, fails to remedy the breach within thirty (30) days; or

10.2.2

ceases or threatens to cease to carry on its business or shall have a liquidator, receiver or administrative receiver appointed to it or over any part of its undertaking or assets or shall pass a resolution for its winding up (otherwise than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction where the resulting entity shall assume all of the liabilities of it) or a court of competent jurisdiction shall make an administration order or liquidation order or similar order in respect of it (or any meeting is convened for the purpose of considering a resolution, or any application or petition is presented or any other step taken, for the purpose of making an administration order against it, or for the appointment of an administrator in respect of it), or shall enter into any voluntary arrangement with its creditors, or shall be unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (ignoring any requirement in that section to prove a matter to the satisfaction of the court).

10.3

Littlewoods may terminate this Agreement with immediate effect and without any liability to Littlewoods by giving written notice to Zone4Play if Littlewoods (or any of its Associates') agreement with any Operator expires or is validly terminated for any reason. For the avoidance of doubt Littlewoods' right to terminate this Agreement as set out in this Clause 10.3 shall apply only in respect of the particular Application(s) that Littlewoods (and/or its Associates) can no longer provide or make available in accordance with this Agreement after the termination of such agreement with an Operator.

10.4

In the event of expiration or termination of this Agreement: (i) Littlewoods shall provide and transfer to Zone4Play any and all materials, files and programs stored on Littlewoods’ systems which belong to Zone4Play; (ii) Littlewoods shall promptly remove the Applications from their systems and shall not license, sell or otherwise dispose of the Applications to any third party after such expiration or termination; and (iii) Zone4Play shall provide and transfer to Littlewoods any and all materials, files and programs (including without limitation the Littlewoods Materials) stored on Zone4Play’s systems which belong to Littlewoods, including without limitation the product of the Customisation Work.

11.	Intellectual Property Rights.

Nothing in this Agreement grants any Party an ownership or other interest in any other Party’s Intellectual Property Rights. In no event are any rights, except the licenses expressly granted herein, in any real or intellectual property transferred from one Party to the other pursuant to this Agreement.

12.	Relationship of the Parties.

Each of the Parties shall act as, and shall be, independent contractors in all aspects of this Agreement. No Party will act or have authority to act as an agent for any other Party for any purpose whatsoever. Nothing in this Agreement will be deemed to constitute or create a joint venture, partnership, pooling arrangement, or other formal business entity or fiduciary relationship between the Parties.

13.	Zone4Play Indemnification and Insurance.
13.1

Zone4Play shall at all times as an enduring obligation defend, hold harmless, indemnify and keep indemnified Littlewoods and its Associates from and against any and all costs, claims, judgements, damages, liabilities, expenses and other loss (including legal costs on an indemnity basis) brought against Littlewoods and/or its Associates by, or owed by them to any third parties on the basis that any Application (or Littlewoods or its Associates' usage thereof) infringes the Intellectual Property Rights or other rights of the said third party(ies) or is in breach of Clause 8.1(v). The indemnity in this Clause 13.1 shall not undermine any of Littlewoods' legal rights arising from this Agreement.

13.2

With regard to any claims brought against Littlewoods and/or its Associates on the basis that any Application has caused the effects referred to in sentences (a) and (b) of Clauses 8.1(v) (relating to STBs) Littlewoods agrees that Zone4Play's liability to Littlewoods hereunder shall be limited to such amount that the Parties may agree upon in writing before or after the Effective Date.

14.	Limitations of Liability.
14.1

Nothing in this Agreement shall exclude or limit liability for death or personal injury resulting from the negligence of any Party or its servants, agents or employees, or (except as limited by Clause 13.2) any liability of Zone4Play to which Clause 13.1 applies.

14.2

Subject to Clauses 13.1, 13.2 and 14.1, no Party shall be liable in contract, tort (including, without limitation, negligence), pre-contract or other representations (other than fraudulent misrepresentations) or otherwise arising out of or in connection with this Agreement for any special, indirect or consequential losses including any loss of goodwill or damage to reputation in any case, whether or not such losses were within the contemplation of the Parties at the date of this Agreement, suffered or incurred by that Party arising out of or in connection with the provisions of any matter under this Agreement.

14.3

Each provision of this Clause 14 excluding or limiting liability shall be construed separately, applying and surviving even if for any reason one or other of these provisions is held inapplicable or unenforceable in any circumstances and shall remain in force notwithstanding the expiry or termination of this Agreement.

15.	Littlewoods Indemnification.

Littlewoods shall indemnify and hold harmless Zone4Play and its officers, directors, employees, agents, successors and assigns from and against any judgments, losses, damages, liabilities, costs or expenses (including, but not limited to, reasonable attorneys' fees and legal expenses) arising from any breach by Littlewoods of the warranty given in Clause 8.2(iv). The indemnity in this Clause 15 shall not undermine any of Zone4Play's legal rights arising from this Agreement.

16.	Dispute Resolution.

16.1

The Parties will attempt to settle any claim, dispute, controversy or difference arising out of, or in relation to, or in connection with this Agreement, or for breach thereof, through consultation and negotiation in good faith and in the spirit of mutual cooperation. If those attempts fail to achieve a settlement, then the dispute may by the mutual election of the Parties be mediated by a mutually acceptable mediator to be chosen by the Parties within forty-five (45) calendar days after written agreement by the Parties choosing to go to mediation. No Party may unreasonably withhold consent to the selection of a mediator; the costs of mediation will be shared equally between the Parties. The Parties shall use all reasonable endeavours to ensure that the mediation hearing shall be conducted within thirty (30) calendar days after the selection of the mediator. The Parties may also agree to replace mediation with some other form of alternate dispute resolution ("ADR"), such as neutral fact-finding or a mini-trial. Any mediation or other ADR shall be conducted in the English language. Any dispute which cannot be resolved between the Parties through negotiation, mediation or other form of ADR within two (2) months of the date of the initial demand for ADR or mediation by one of the Parties may then be submitted to the courts for resolution.

16.2

The use of any ADR procedures will not affect adversely the rights of any Party. Nothing in this Clause 16 will prevent any Party from resorting to judicial proceedings. In addition, nothing in this Clause 16 shall be construed as applying to disputes regarding Clause 8.1(v), 13, 14 or 15.1 and 15.2, or the Intellectual Property Rights of any Party (including but not limited to Confidential Information), the enforcement of the Parties' respective Intellectual Property Rights, or the enforcement of the Parties' respective obligations under this Agreement with respect to the other Party's Intellectual Property Rights.

17.	No Exclusivity.

The Parties agree that the commitments under this Agreement are not exclusive and that any Party may enter into similar agreements with third parties, including any Party’s competitors. Nothing in this Clause 17 however shall preclude, override, inhibit or diminish Zone4Play's obligations with regard to Customisation Work.

18.	Entire Agreement and Amendments.

This Agreement and its Appendices constitute the complete and exclusive agreement between the Parties with respect to the subject matter hereof, superseding and replacing any and all prior or contemporaneous agreements, communications and understandings, both written and oral, regarding such subject matter. Notwithstanding the foregoing, this Agreement shall not be interpreted to supersede or replace any other written agreement between the Parties that does not relate to the subject matter hereof. This Agreement may be amended only by a written document signed by authorized representatives of both Parties.

19.	Assignment.

Without prejudice to Clause 3, no Party may assign this Agreement or any of its rights or obligations hereunder without the express written consent of the other Party, except that either Party may assign this Agreement to any of its Associates that are of no less financial standing than the assignor Party and provided that the assignor Party remains liable for such Associate's performance of this Agreement.

20.	Force Majeure.

No Party shall be held responsible or liable for any losses arising out of any delay or failure in performance of any part of this Agreement due to any cause beyond its reasonable control, including without limitation any act of God, act of governmental authority, act of the public enemy or due to war, riot, flood, civil commotion, insurrection, labour difficulty not affecting that Party’s employees, severe or adverse weather conditions, lack or shortage of electrical power or failure of performance by any third party hosting service or equipment provided or maintained by others, including general performance of the Internet itself.

21.	Severability.

If any one or more of the provisions of this Agreement is held to be unenforceable under applicable law, (a) such unenforceability shall not affect any other provision of this Agreement; (b) this Agreement shall be construed as if the said unenforceable provision had not been contained therein; and (c) the Parties shall negotiate in good faith to replace the unenforceable provision by a provision which has the effect nearest to that of the provision being replaced.

22.	Governing Law.

The Agreement shall be governed by English law and shall be subject to the non-exclusive jurisdiction of the English courts.

23.	Notices.

Except as otherwise provided for herein, all notices required or permitted to be given hereunder shall be in writing (including telegraphic communication) and shall be sent by airmail, facsimile, courier or delivered-in-person and shall be addressed as follows:

If to Littlewoods:

Attn: Gary Speakman Esq. - Company Secretary (with a copy to Peter Cuffe Esq - E-Commerce Director)

Fax: 0151 288 3117

Phone: 0151 288 3376

If to Zone4Play:

Zone4Play, Inc.

103 Faulk Road, Suite 202

Wilmington, Delaware

USA

Attn: Mr. Idan Miller

Fax Number: 972 3 537 9429

Any Party may change its address by a notice given to the other Parties in the manner set forth above. Mailed notices sent via airmail and given as herein provided shall be considered to have been given seven (7) days after the mailing thereof, telegraphic or facsimile notices shall be considered to have been given on the day sent, overnight or two-day courier sent notices shall be considered to have been given three (3) days after sending, and delivered in person notices shall be considered to have been given on the day of delivery.

24.	Expenses.

Each Party shall be responsible for all expenses, including attorney’s fees and costs, incurred by it in relation to the making, review and negotiation of this Agreement, and to the fulfilment of its obligations as set forth in this Agreement.

25.	Construction.

This Agreement has been negotiated by the Parties and by their respective counsel. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favour or against any Party either as scrivener or otherwise. Unless a contrary intention is clearly expressed, any reference to a Clause shall be construed to refer to all provisions of the referenced Clause. In the event that this Agreement is translated into any other language, the English language version hereof shall govern.

26.	Titles, Headings and Subheadings.

The titles, headings and subheadings used throughout this Agreement are intended solely for convenience of reference and form no part of this Agreement.

27.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which, when so executed, shall be deemed an original, but all of which counterparts together shall constitute one and the same document.

28.	Authority and Binding Effect.

By executing this Agreement, each Party represents and warrants that it has the full power and authority to enter into this Agreement, and that, when executed, this Agreement and its Appendices shall constitute a valid and legally binding obligation of such Party, enforceable in accordance with its terms.

29.	No Waiver.

Failure by any Party, in any one or more instances, to enforce any of its rights in connection with this Agreement, or to insist upon the strict performance of the terms of this Agreement and/or its Appendices, shall not be construed as a waiver or a relinquishment of any such rights or for any future breach or enforcement thereof.

30.	Third Party Rights.

Except insofar as this Agreement expressly provides that a third party may in his own right enforce a term of this Agreement, a person who is not a party to this Agreement (other than Littlewoods' Associates) has no right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act. No Party may declare itself a trustee of the rights under this Agreement for the benefit of any third party.

APPENDIX A – ITV FIXED ODDS GAMES

1.	Definition.

"ITV Fixed Odds Games" shall mean interactive gaming applications, defined by regulations as fixed odds games, developed by Zone4Play for deployment and use on interactive television.

2.	Royalty/Revenue-Sharing Payments.

Net Revenue arising from the provision of Applications on the DSAT platform, shall be shared in accordance with the following terms:

Aggregate Net Revenue during the Term of the Agreement	Zone4Play’s Share of Net Revenue	Zone4Play’s Share of Net Revenue	Zone4Play’s Share of Net Revenue
	ITV Fixed Odds Games	Multiplayer Games	SMS Fixed Odds Games
Up to £500,000	40%	50%	50%
£500,001 to £1,000,000	35%	50%	45%
£1,000,001 and above	30%	50%	40%

Littlewoods shall be entitled to retain absolutely, all Net Revenue remaining after the deduction of the Revenue Share.

APPENDIX B – MULTIPLAYER GAMES

“Multiplayer Games” shall mean the following games that utilise a set top box return path and which Customers will pay for (in consideration of being permitted to play) using premium rate telephony: multiplayer poker, multiplayer bingo and multiplayer blackjack.

1.	Royalty/Revenue-Sharing Payments.

Net Revenue arising from the Multiplayer Games shall be shared in accordance with the following terms:

Aggregate Net Revenue during the Term of the Agreement	Zone4Play’s Share of Net Revenue	Zone4Play’s Share of Net Revenue	Zone4Play’s Share of Net Revenue
	ITV Fixed Odds Games	Multiplayer Games	SMS Fixed Odds Games
Up to £500,000	40%	50%	50%
£500,001 to £1,000,000	35%	50%	45%
£1,000,001 and above	30%	50%	40%

Littlewoods shall be entitled to retain absolutely, all Net Revenue remaining after the deduction of the Revenue Share.

2.	Miscellaneous.
2.1

The Parties agree that in the event that regulatory changes in the UK are effected in a manner allowing any Multiplayer Game to be played for real money within three (3) years of the Effective Date, the Parties shall immediately enter into negotiations with a view to entering into an agreement for the deployment of such Multiplayer Games.

2.2	Any change of the terms of this Appendix B shall be negotiated in good faith, mutually agreed and will have no effect unless both Parties agree to it in writing.

APPENDIX C – SMS FIXED ODDS GAMES

The following definitions shall apply to the terms of this Agreement with respect to SMS Fixed Odds Games provided by Zone4Play to Littlewoods.

1.	Definitions.

“SMS Fixed Odds Games” shall mean roulette, dice, horse racing, hi-lo, keno, greyhound racing, car racing, and any other game agreed by the Parties and provided by Zone4Play to Littlewoods where the game visualization is achieved by video broadcast signal and all interaction is done through alternative interactive methods such as SMS, IVR, Web or Wap technology

2.	Royalty/Revenue-Sharing Payments.

Net Revenue arising from SMS Fixed Odds Games, shall be shared in accordance with the following terms:

Aggregate Net Revenue during the Term of the Agreement	Zone4Play’s Share of Net Revenue	Zone4Play’s Share of Net Revenue	Zone4Play’s Share of Net Revenue
	ITV Fixed Odds Games	Multiplayer Games	SMS Fixed Odds Games
Up to £500,000	40%	50%	50%
£500,001 to £1,000,000	35%	50%	45%
£1,000,001 and above	30%	50%	40%

Littlewoods shall be entitled to retain absolutely, all Net Revenue remaining after the deduction of the Revenue Share.

APPENDIX D - NET REVENUE

1.	Definition of Net Revenue.
1.1	Net Revenue shall, depending on the method of placing a bet on an Application mean:
(a)

where a bet is placed using an account accessed via the Sky Interactive return path (in respect of the ITV Fixed Odds Games), then subject to any variation from time-to-time in accordance with the principles set out below, Net Revenue shall mean 19% of Gross Win;

(b)

where a bet is placed using an account via SMS (without utilising the Sky Interactive return path) then Net Revenue shall mean 34% of Gross Win less the cost of sending SMS messages to Customers to convey information such as account validation, bet confirmation and confirmation of the outcome of a bet;

(c)	in respect of Multiplayer Games (as set out in Appendix B) twenty five percent (25%) of the total monies received by Littlewoods from Customers in consideration of Customers' use of Multiplayer Games.
1.2

The parties agree that if the share of Gross Win paid or payable, already paid in advance or credited as paid to Sky Interactive Limited and ITV Network Limited and their respective Associates from time-to-time by Littlewoods (and where necessary these may be calculated as notional amounts prior to the deduction therefrom of the sums payable to Zone4Play hereunder) vary from the contractually agreed amounts as at the Effective Date, or if UK betting taxes and duties vary, or if Littlewoods incurs any additional costs not applicable as at the Effective Date (and such costs may be variable), then the 19%, 34% and 25% percentage rates referred to above in sections 1.1(a), (b) and (c) respectively of this Appendix D shall be increased or decreased by Littlewoods to reflect the variation/amendment of the relevant agreement or the said taxes/duties/variable costs as the case may be. Notwithstanding the foregoing, any future shares of Gross Win payable to Sky Interactive Limited and ITV Network Limited greater than those currently payable shall be subject to agreement and approval by both Parties to this Agreement in advance (and in the case of Zone4Play such approval not to be unreasonably withheld or delayed). If agreement cannot be reached within a reasonable period either Zone4Play or Littlewoods may terminate their Agreement upon written notice to the other without any liability.

2.	Reporting.
Zone4Play will send the following reports to Littlewoods:

Report Name	Report Frequency	Report Content
Real Play Application Report	Weekly	For each Application: Number of unique users, number of bets, total stakes, winners, Gross Win, payout rate.
Free Play Activity Report	Weekly	For each Application: Number of unique users, number of bets, total stakes, winners, Gross Win, payout rate.
Application Error Report/Log	Weekly	Any errors or faults in any Zone4Play Application.
Application Big Winners and Jackpots Reports	Weekly	Any single Customer winnings above £STG10,000.
Risk Management Reports	As required by Littlewoods but only in exceptional circumstances	Investigations in exceptional circumstances of suspected fraud or suspicious results.
Application Description	Before Acceptance Testing	Application description for each Application plus pay table, payout structures and any Application risk analysis.
Application Story Board and Flows	Before Acceptance Testing	Full storyboard and flows for each Application, including navigation prompts and all associated message texts and screen functionality.
Application PSDs	Before Acceptance Testing	PSDs of each Application.
System Architecture	Before Acceptance Testing	Infrastructure of the Littlewoods product system/ service.
Application Tests	Before Acceptance Testing	Details of Application/ software tests for each Application - test details plus test results
Payout Rate Emulation Tests	Before Acceptance Testing	Details of emulation tests for each Application - process plus test results
Load Test	Before Acceptance Testing	Details of system load tests - description of tests plus tests results
Application Reporting	Before Acceptance Testing	Details of all Zone4Play Application and management reports/ system to be available to Littlewoods

APPENDIX E - ZONE4PLAY SERVICES AND SERVICE LEVEL AGREEMENT

1.	Definitions.

In addition to the other capitalized terms defined herein, the following terms shall have the meanings provided below:

"Critical Error" A Critical Error occurs when a Primary Functionality of a Zone4Play Application is inaccessible, unusable, inoperative or degraded or retarded to such an extent that the Customer experience is materially adversely affected and there is no Work Around or the system crashes or locks up or there is data loss or corruption, or else where an Operator reports any error and requests it be corrected, regardless of the magnitude of the error.

"Downtime" means that a Zone4Play Application is inaccessible via the Internet for one (1) minute or more, excluding (a) normal maintenance that is routinely scheduled pursuant to Section 2.2 of this Appendix E for purposes of “updates” and “releases” to Zone4Play Applications, (b) downtime caused by malfunction of Littlewoods’ or a third party's software or equipment or by Littlewoods’ negligence, or misuse of Zone4Play software and (c) downtime arising out of Force Majeure events described in the Agreement.

"High Error" A High Error occurs when (i) a Primary Functionality of a Zone4Play Application is inaccessible, unusable, inoperative or degraded or retarded to such an extent that the Customer experience is materially adversely affected but a reasonable Work Around exists; or (ii) a Secondary Functionality of a Zone4Play Application is inaccessible, unusable or inoperative and there is no Work Around.

"Medium Error" A Medium Error occurs when a Secondary Functionality of a Zone4Play Application is inaccessible, unusable, inoperative or degraded or retarded to such an extent that the Customer experience is materially adversely affected but a reasonable Work Around exists.

"Low Error" A Low Error occurs when there is an issue of minimal impact to a Secondary Functionality of a Zone4Play Application and a reasonable Work Around exists.

"Primary Functionality" means the ability of the Customer to access and use the full functionality of a Zone4Play Application and without which the Zone4Play Application is inaccessible, unusable, inoperative or degraded or retarded to such an extent that the Customer experience is materially adversely affected.

"Secondary Functionality" means functionality which supports the Primary Functionality of a Zone4Play Application but failure of which does not result in an inability to use the Zone4Play Application.

"Technical Support" means all of the services described in this Service Level Agreement.

"Work Around" means a temporary resolution that restores the service and operation of the Zone4Play Application in full accordance with the relevant specification without loss of functionality.

2.	Service Level Objectives.
2.1	Zone4Play Services

All fixed odds based Applications made available to Littlewoods under this Appendix shall be hosted and maintained by Zone4Play and shall at all times remain the sole property of Zone4Play (subject to the rights granted to Littlewoods in Clauses 3.1 and 3.2).

2.2	System Availability.
2.2.1

Subject to the terms and conditions of the Agreement, Zone4Play shall keep each Application launched by Littlewoods hereunder available 99.5% of the time on a 24/7, 365-day a year basis, agreed scheduled maintenance time pursuant to section 2.3 below excepted.

2.2.2

For each minute of Unscheduled Downtime (assuming the Application does not meet the availability requirement set out above in Section 2.2.1) occurring during any month to an Application that is offered by Littlewoods to Customers on a During All Hours basis, Littlewoods will be entitled to a payment of credit (the "Service Credit") against amounts payable to Zone4Play under Section 2 above in such month in an amount equal to the product of (i) the Average Daily Revenue divided by 1440 and (ii) the number of minutes in such month of unscheduled Downtime. For purposes of the foregoing, "Average Daily Revenue" shall mean with respect to any month (x) the sum of revenues generated in such month by that Application, in each case less the Revenue Share payable to Zone4Play divided by (y) the number of days in the applicable month. Notwithstanding the foregoing, in no event shall the Service Credit in any month be greater than the Net Revenue payable to Zone4Play under Section 2 above for such month. Zone4Play shall document all Unscheduled Downtime and provide such documentation to Littlewoods within five (5) days, and must include a description of the Unscheduled Downtime with the time of the event, duration, and any diagnostic information substantiating the Unscheduled Downtime.

2.2.3

For each minute of Unscheduled Downtime that occurs to an Application that is not offered by Littlewoods to Customers on a During All Hours basis and which: (a) Customers may only access and utilise by accessing the interactive functionality behind the linear television broadcast stream of an Operator, or (b) is directly broadcast on the services of an Operator, Littlewoods shall be entitled to a Service Credit equal to the average monies received from Players per minute for that Application (as at the date the Unscheduled Downtime occurs). If no monies have yet been received in respect of that Application at the date that the Unscheduled Downtime occurs, then the average monies per minute received in respect of the Application shall be calculated for a period of one (1) month starting from the date that the Unscheduled Downtime occurred.

2.3

Scheduled Downtime. Zone4Play shall provide at least thirty (30) days advance notice for any scheduled maintenance time. Zone4Play will schedule maintenance between the hours of 1:00 am Greenwich Mean Time and 5:00 a.m. Greenwich Mean Time. It is understood by the Parties that the number of scheduled maintenance occurrences will be kept to a minimum and within generally acceptable levels and in conformity with good industry standards.

2.4

Network Service Provider or Internet Outages. Subject to Clause 2.6 Zone4Play will not give Service Credit for Unscheduled Downtime resulting from network service provider outages or Internet outages resulting from failures outside the explicit control of Zone4Play. Littlewoods acknowledges that Zone4Play does not and cannot control the flow of data to or from Zone4Play's network and other portions of the Internet. Such flow depends in large part on the performance of Internet services provided or controlled by third parties.

2.5

Security Shut-Downs. Service Credit will not be given for any events resulting from any interruption in the provision of any Zone4Play Application due to circumstances reasonably believed by Zone4Play to be a significant threat to the normal operation of the Zone4Play Application or integrity of customer data and which are outside Zone4Play's control. In the event of such an interruption or shutdown, Zone4Play will return the affected Zone4Play Application to normal operation as soon as reasonably possible. Upon request, Zone4Play will provide Littlewoods with a copy of its security policies then in effect.

2.6	Zone4Play shall ensure that Scheduled Downtime does not occur at any time during which Zone4Play has been informed that an Application is required:
	2.6.1	to be broadcast; or
	2.6.2	to be available to Customers contemporaneously with a broadcast on an Operator's services.
3.	Technical Support.
3.1

Standard Technical Support: Littlewoods’ designated contacts will be given the telephone number and email address for Zone4Play technical support personnel. Zone4Play shall provide telephone support to Littlewoods on issues relating to Zone4Play Applications between the hours of 9:30 a.m and 5:30 p.m Greenwich Mean Time, Monday through Friday. Zone4Play may provide on-line support to Littlewoods on issues relating to Zone4Play Applications through a website. Zone4Play will also provide an emergency number providing 24-hour response for logging the support call. Littlewoods can designate 3 technical personnel at any one time who will be authorized to use the 24-hour response service. Notwithstanding the foregoing Zone4Play shall provide support for an Application(s) as set out in this section 3.1 at all times (even if part or all of such times is outside the hours of 9:30am and 5:30pm Greenwich Mean Time) during which Zone4Play has been informed that such Application(s) is required:

	3.1.1	to be broadcast; or
	3.1.2	to be available to Customers contemporaneously with a broadcast on an Operator's services.
3.2

Exclusions from Support Services. Zone4Play shall have no obligation to provide support services for any hardware used by Littlewoods or for any defect or failure to the Zone4Play Applications caused by the improper use of any Zone4Play Applications by Littlewoods or other unauthorized personnel, but will nevertheless use all reasonable endeavours to provide the same if requested by Littlewoods, subject to any additional reasonable charge agreed by the Parties.

4.	Updates.

Zone4Play shall periodically update the Zone4Play Applications at no additional cost to Littlewoods, which updates shall implement bug fixes or enhancements as reasonably determined by Zone4Play in consultation with Littlewoods.

5.	Priority Levels for Technical Support.
5.1	Priority Levels. Problems shall be categorized by Zone4Play according to the priority levels set forth in this Section 5.
5.2

Critical Errors. Zone4Play shall diagnose a Critical Error within twenty-four (24) hours of notification by Littlewoods and will implement a fix or a Work Around as soon as reasonably possible and in no event more than two (2) days after initial notification by Littlewoods. Unscheduled Downtime shall be categorized as a Critical Error.

5.3

High Errors. Zone4Play shall diagnose a High Error within forty-eight (48) hours of notification by Littlewoods and will implement a fix or a Work Around as soon as reasonably possible and in no event more than four (4) days after initial notification by Littlewoods.

5.4

Medium Errors. Zone4Play shall diagnose a Medium Error within three (3) business days of notification by Littlewoods and will implement a fix or a Work Around as soon as reasonably possible and in no event more than six (6) business days after initial notification by Littlewoods.

5.5

Low Errors. Zone4Play shall diagnose and will implement a fix or a Work Around as soon as reasonably possible and in no event more than twenty (20) business days after initial notification by Littlewoods.

For these purposes "notification" shall commence upon the notification by Littlewoods to Zone4Play of an error, and "days" shall mean actual, calendar days, not business/working days.

Any change of the terms of this Appendix E shall be negotiated in good faith, mutually agreed and will have no effect unless both Parties agree to it in writing.

IN WITNESS of which this Agreement has been executed by the Parties' duly authorised representatives.

SIGNED by	SIGNED by
Citron Shimon	Peter Cuffe
(print name)	(print name)
for and on behalf of	for and on behalf of
ZONE4PLAY, INC.	LITTLEWOODS PROMOTIONS LIMITED

/s/ Citron Shimon	/s/ Peter Cuffe
Signature	Signature

CEO	Interactive Media Directror
Position	Position